Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                        MONTHLY REPORT - JUNE 2003
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,880.909 units) at May 31, 3003               $ 31,422,559
Additions of 108.318 units on June 30, 2003                           141,552
Redemptions of (116.874) units on June 30, 2003                      (152,733)
Offering Costs                                                        (23,704)
Net Income (Loss) - June 2003                                        (190,765)
                                                                 ------------

Net Asset Value (23,872.353 units) at June 30, 2003              $ 31,196,909
                                                                 ============

Net Asset Value per Unit at June 30, 2003                        $   1,306.82
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $    309,229
    Change in unrealized                                             (910,149)

  Gains (losses) on forward contracts:
    Realized                                                        1,350,397
    Change in unrealized                                             (941,387)
  Interest income                                                      28,533
                                                                 ------------

                                                                     (163,377)
                                                                 ------------

Expenses:
  Brokerage fee                                                        82,966
  Performance fee                                                     (60,336)
  Operating expenses                                                    4,758
                                                                 ------------

                                                                       27,388
                                                                 ------------

Net Income (Loss) - June 2003                                    $   (190,765)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on June 30, 2003                        $  1,306.82

Net Asset Value per Unit on May 31, 2003                         $  1,315.80

Unit Value Monthly Gain (Loss) %                                       (0.68)%

Fund 2003 calendar YTD Gain (Loss) %                                   16.21 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Looking good at the mid-point...

As the first half of 2003 ends, the global economy is looking better than it has for several years. Equities are in strong positive territory for 2003, interest rates are the lowest they have been since 1958, tax cut refunds are circulating, and the weaker dollar could provide the opportunity for a sustained recovery.

Closer to home, with a small negative result for June, Campbell & Company closed the first half of 2003 in solid double-digit territory. Good profits were earned in June in the currency sector, with the British Pound and the Swiss Franc providing most of the returns. Short term interest rates and equities also contributed modest gains.

In the loss column, long term interest rate instruments lost value as yield curves steepened, particularly the JGB. The energy sector suffered small declines, primarily in natural gas, while currency cross-rates and gold were both negative for the month.

While investor and consumer optimism continue to recover, many substantive uncertainties remain. In this environment, we anticipate no shortage of trading opportunities during the second half of 2003.

Sincerely,

Bruce Cleland
President & CEO